Exhibit 10.16

DATED:                     2014

(1) QUOTIENT LIMITED

(2) [OFFICER]

OFFICER’S INDEMNITY

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	INDEMNITY	3

3.	DIRECTORS AND OFFICERS INSURANCE	7

4.	NOTICES	7

5.	GENERAL	8

6.	GOVERNING LAW	8

i

THIS AGREEMENT is made on              2014

BETWEEN:

(1)	QUOTIENT LIMITED, a company incorporated in Jersey with registered number 107783 having its registered office at [—] (the “Company”); and

(2)	[OFFICER] of [ ] (the “Officer”).

WHEREAS:

(A)	The Officer is a director or officer of the Company.

(B)	The Company has agreed to indemnify the Officer on the terms and conditions set out in this Agreement both in respect of the Officer’s position as a director or officer of the Company and also in respect of the Officer’s position as a director or officer of subsidiaries from time to time of the Company or any holding company from time to time of the Company.

(C)	The Company has further agreed to use its reasonable endeavours to continue to maintain appropriate directors’ and officers’ liability insurance for the benefit of the Officer on the terms and conditions set out in this Agreement.

1.	DEFINITIONS AND INTERPRETATION

In this Agreement, unless inconsistent with the context or otherwise specified:

1.1	the following expressions have the following meanings:

“Agreement”	this agreement as varied from time to time in accordance with its terms;

“Articles”	the articles of association of the Company as amended from time to time;

“Associated Company”	any body corporate which from time to time is a subsidiary of the Company or a holding company of the Company or a subsidiary of such holding company;

“Board”	the board of directors of the Company (and any committee thereof as the case may be);

“Business Day”	any day (other than a Saturday or Sunday or public holidays) on which banks in London, Jersey and New York are open for the transaction of normal business;

“Claims”

(i)     any claims, actions and proceedings, whether civil, criminal or regulatory, and whether under the laws of Jersey or the laws of any other jurisdiction, arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of the Officer’s powers, duties or responsibilities as a director or officer of the Company or of any Associated Company (whether before or after the date of this Agreement), including any actual or alleged negligence, default, breach of duty or breach of trust by the Officer in relation to the Company or of any Associated Company; and

(ii)    any damages, compensation, penalties, awards or other amounts of a monetary nature payable by the Officer in connection with any of the matters referred to in (i) above, whether pursuant to any order or decision of any court, tribunal, regulatory authority or other body exercising judicial, governmental or regulatory authority over the Officer or pursuant to any settlement of the same to which the Company consents; and

(iii)  an amount equal to any direct costs incurred by the Officer in complying with any aspect of any order or decision of any court, tribunal, regulatory authority or other body exercising judicial, governmental or regulatory authority over the Officer or any settlement of the same to which the Company consents; and

(iv)   all liabilities (including legal and other costs, charges and expenses) reasonably incurred (in the opinion of the Board acting reasonably) by the Officer in defending any of the matters referred to in (i) above;

“Companies Law”	the Companies (Jersey) Law 1991;

“Effective Date”	the effective date of the Company’s initial public offering;

“UK Companies Act 2006”	the United Kingdom Companies Act 2006; and

“United Kingdom”	Great Britain and Northern Ireland.

1.2	Reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted, with or without amendment.

1.3	Reference to a “subsidiary” or “holding company” shall be construed in accordance with Articles 2 and 2A of the Companies Law.

1.4	The word “including” shall unless explicitly states to the contrary be deemed to be followed by the words “without limitation”.

1.5	Unless there is something inconsistent in the subject or context, words denoting the singular number only include the plural and vice versa; words denoting one gender only include the other genders; words denoting individuals include corporations and vice versa; and references to “person” include a firm, body corporate or corporation.

1.6	Unless the context otherwise requires, a reference to a Clause is to a clause of this Agreement.

1.7	The headings in this Agreement are inserted for convenience only and do not affect its interpretation.

1.8	References to provisions of the UK Companies Act 2006 shall be interpreted as if the Company was incorporated in the United Kingdom and subject to such provisions, to the extent the same do not contravene the Companies Law or any other law of Jersey.

2.	INDEMNITY

2.1	Subject to the remaining provisions of this Agreement, on and from the Effective Date the Company shall, to the fullest extent permitted by law and without prejudice to any other indemnity to which the Officer may otherwise be entitled, indemnify and hold the Officer harmless in respect of all Claims, whether instigated, imposed or incurred under the laws or regulations of Jersey or of any other jurisdiction and arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of the Officer’s powers, duties or responsibilities as a director or officer of the Company or Associated Company.

2.2	Payment shall be made by the Company to the Officer on a demand being made by the Officer (or, if later, three Business Days before the due date for payment of the relevant liability) subject to the provision of evidence satisfactory to the Company as to the amount and date for payment of the relevant liabilities. Such payment shall be made without any set-off or counterclaim and free from any deduction or withholding except as required by this Agreement or by applicable law.

2.3	The indemnity in Clause 2.1 shall be deemed not to provide for, or entitle the Officer to, any indemnification that would cause this Agreement, or any part of it:

2.3.1	to be treated as void under applicable law; or

2.3.2	be treated as void under sections 232 or 234 of the UK Companies Act 2006; or

2.3.3	to breach any provision of the Articles,

or (without prejudice to the foregoing) in any circumstances where the Officer is determined by a court of competent jurisdiction to have breached or violated his fiduciary duties owed to the Company.

2.4	Without prejudice to Clause 2.3, but only to the extent that the same may from time to time be unlawful pursuant to Jersey law (on the basis that the Officer, if not a director of the Company, were a director of the Company), the indemnity in Clause 2.1 shall not provide indemnification in favour of the Officer against any liability which by law would otherwise attach to the Officer by reason of the fact that the Officer is or was a director or officer of the Company (or any Associated Company which is incorporated in Jersey), unless it is in respect of:

2.4.1	any liabilities incurred in defending any proceedings (whether civil or criminal):

(a)	in which judgment is given in the Officer’s favour or the Officer is acquitted;

(b)	which are discontinued otherwise than for some benefit conferred by the Officer or on the Officer’s behalf or some detriment suffered by the Officer; or

(c)	which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the Company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the Officer was substantially successful on the merits in the Officer’s resistance to the proceedings; or

2.4.2	any liability incurred otherwise than to the Company if the Officer acted in good faith with a view to the best interests of the Company; or

2.4.3	any liability incurred in connection with an application made under Article 212 of the Companies Law (power of court to grant relief in certain cases) in which relief is granted to the Officer by the court; or

2.4.4	any liability against which the Company normally maintains insurance for persons other than directors and officers.

2.5	Without prejudice to Clause 2.3, in respect of any Claims which arise as a result of the Officer being a director or officer of an Associated Company which is not incorporated in Jersey, the indemnity in Clause 2.1 shall not provide indemnification in favour of the Officer against any liability which by the law of the jurisdiction of incorporation of such Associated Company it would not be lawful for such Associated Company to indemnify the Officer in respect of such Claims by reason of the fact that the Officer is or was an officer of such Associated Company or which would otherwise be unlawful under the laws of any relevant jurisdiction (and, in such case, only to the extent the same would be unlawful under the laws of such relevant jurisdiction).

2.6	Subject to applicable law and sections 232 and 234 of the UK Companies Act 2006, the following provisions shall apply in respect of Claims incurred or to be incurred by the Officer where (and for so long as) the Company is not permitted by law or sections 232 and 234 of the UK Companies Act 2006 to indemnify the Officer in respect of such Claims:

2.6.1	at the request of the Officer, the Company may, at its sole discretion and if it should think fit in the light of all circumstances which it might consider to be relevant, make advance payments (on such terms, including interest, as the Company may determine) to the Officer to meet such Claims expected to arise, including any costs or expenses to be incurred in dealing with any such Claims;

2.6.2	within 14 days of receiving a written request from the Company, the Officer must repay to the Company all amounts received by, or advanced to, the Officer under this Agreement:

(a)	to the extent paid or advanced in contravention of law; or

(b)	to the extent paid or advanced in contravention of sections 232 or 234 of the UK Companies Act 2006; or

(c)	to the extent that amounts paid to the Officer in respect of such Claims are subsequently found not to be payable by the Officer in respect of such Claims; or

(d)	to the extent that amounts paid to the Officer in respect of such Claims are subsequently recovered or compensated for, including by virtue of any relevant directors’ and officers’ liability insurance maintained by the Company.

2.7	The Company shall only be liable to indemnify the Officer in accordance with this Agreement if the Officer:

2.7.1	gives written notice to the Company upon receipt of any demand relating to any Claims (or circumstances which may reasonably be expected to give rise to a demand relating to Claims) giving reasonable details and providing copies of relevant documents and correspondence;

2.7.2	keeps the Company informed of the progress of any Claims, including providing all such information in relation to any Claims as the Company may reasonably request;

2.7.3	takes all such action as the Company may reasonably request to avoid, dispute, resist, appeal, compromise or defend any Claims; and

2.7.4	does not make any admission of liability to, or conduct any negotiations or agree to, any compromise, settlement or waiver of rights or liabilities with, any person in relation to any Claim without the prior written consent of the Company, such consent not to be unreasonably withheld.

2.8	The Officer shall give the Company or its insurers, upon request, sole conduct of any negotiations, arbitration or proceedings in connection with any Claim subject to indemnification pursuant to this Agreement (other than Claims brought by, or on behalf of, or at the request of, the Company or any Associated Company), provided that the Company shall not settle or compromise a matter in any manner that (a) would constitute an admission of fault on the part of the Officer, (b) does not include as an unconditional term thereof a release of all liability that would have attached to the Officer in respect of such Claim in a form reasonably satisfactory to the Director, (c) could cause the Officer to be the subject of any third party judgment, fine, penalty or other liability and/or (d) would materially adversely affect the reputation of the Officer, without the Officer’s prior written consent (which consent shall not be unreasonably withheld or delayed).

2.9	In the event that the Company makes any payment under this Agreement in respect of which the Officer is or may be entitled to make a claim or seek reimbursement from a third party, the Company shall be subrogated to the extent of such payment to all of the Officer’s rights of recovery against such third party in respect of the same. The Officer shall provide all such reasonable cooperation as may be requested by the Company for the purposes of securing and exercising such rights of recovery, including:

2.9.1	the execution of any documents necessary to enable the Company effectively to bring an action in the name of the Officer; and

2.9.2	the provision of assistance as a witness.

2.10	Save with the consent of the Company, the Officer shall not make any statements (whether oral or in writing) to the press or any other media concerning any matter which is or could be the subject of a Claim.

2.11	The Officer shall ensure that no action shall be taken in relation to Claims which may prejudice recovery under any relevant contract of insurance.

2.12

Notwithstanding the provisions of Clause 2.8, if in a Claim to which the Officer is a party, (a) the Officer reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that he may have separate defences or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Claim, (b) the officer reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that an actual or apparent conflict of interest or potential conflict of interest exists between the Officer and the Company, or (c) if the Company fails to assume the defence of such Claim in a timely manner, the Officer shall be entitled to be represented by separate legal counsel of the Officer’s choice, subject to the prior approval of the Company, which shall not be unreasonably withheld, at the expense of the Company. In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Claim to deny or to recover from the Officer the benefits intended to be provided to the Officer hereunder, the Officer shall have the right to retain counsel of the Officer’s choice.

3.	DIRECTORS AND OFFICERS INSURANCE

The Company shall only be liable to indemnify the Officer in accordance with this Agreement to the extent that compensation for the Claims is not available or not obtained pursuant to the terms of any directors’ and officers’ liability insurance which from time to time is in force.

4.	NOTICES

4.1	Any notice or other communication under or in connection with this Agreement shall be in writing and signed by or on behalf of the party giving it. Such notice shall be delivered, served or given by hand or by sending it by first class pre-paid post or by fax, to the address or fax number as follows:

4.1.1	in the case of the Company:

Address:	[—]

Fax:	[—]; and

For the attention of:	[—]; and

4.1.2	in the case of the Officer:

Address:	[—]; and

Fax:	[—].

4.2	In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to be duly delivered, served or given:

4.2.1	if delivered, served or given by hand, when left at the address referred to in Clause 4.1;

4.2.2	if sent by mail from one address in the British Isles to another address in the British Isles, two (2) Business Days after posting, otherwise seven (7) Business Days after posting; and

4.2.3	if sent by fax, at the time shown on the transmission report,

provided that, in each case where delivery, service or transmission occurs after 5:00 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9:30 a.m. on the next following Business Day. References to 5:00 p.m. and 9:30 a.m. in this Clause are to local time in the country of the addressee.

4.3	In proving such delivery or service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid first class letter, or that in proving delivery or service of a facsimile transmission it shall be sufficient to produce a transmission report showing that the facsimile was properly transmitted to the appropriate number specified above.

4.4	All notices under or in connection with this Agreement shall be in the English language.

5.	GENERAL

5.1	This Agreement shall remain in force until such time as any relevant limitation periods (whether under Jersey law or otherwise) for bringing Claims against the Officer have expired, or for so long as the Officer remains liable for any Claims.

5.2	The Company can amend the terms of this Agreement on one month’s notice to the Officer. No such amendment shall affect the rights of the Officer in respect of any Claims arising out of any act or omission of the Officer before any such amendment is made.

5.3	If this Agreement is finally judicially determined in a relevant jurisdiction to provide for, or entitle the Officer to, indemnification against any Claims that would cause this Agreement, or any part of it, to be treated as void under the laws of that jurisdiction, this Agreement shall, in so far as it relates to such jurisdiction, be deemed not to provide for, or entitle the Officer to, any such indemnification, and the Company shall instead indemnify the Officer against any Claims to the fullest extent permitted by law in that jurisdiction. For these purposes, indemnification shall include any other form of protection as well.

5.4	A person who is not a party to this Agreement shall have no right to enforce any of its terms.

5.5	The parties hereby agree with each other that, save to the extent otherwise required by law, regulation or the rules of any exchange on which shares or other securities of the Company are publicly traded, each of them shall treat as confidential the terms of this Agreement.

5.6	Neither of the parties shall assign or transfer, or purport to assign or transfer, any of its rights or obligations under this Agreement without the prior written consent of the other.

5.7	This Agreement may be executed in any number of counterparts each of which, when executed, shall be deemed to form part of and together constitute this Agreement.

6.	GOVERNING LAW

6.1	This Agreement is governed by and shall be construed in accordance with the laws of the Island of Jersey.

6.2	Each of the parties irrevocably agrees that the Courts of Jersey shall have non-exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (“Proceedings”) and, for such purposes, irrevocably submits to the jurisdiction of the Courts of Jersey.

6.3	The submission to the jurisdiction of the Courts of Jersey shall not (and shall not be construed so as to) limit the rights of any of the parties to take Proceedings against the other in any other court of competent jurisdiction, nor shall the taking of Proceedings by a party in any one or more jurisdictions preclude that party taking Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

6.4	Each of the parties agrees that the process by which any Proceedings are begun in Jersey or elsewhere may be served on each such party by being delivered to the address for service of process of the respective parties given below:

6.4.1	in the case of the Company, [—]; and

6.4.2	in the case of the Officer, [—].

6.5	Nothing contained in this Clause 6 shall affect the right to serve process in any other manner permitted by law.

THIS AGREEMENT has been duly executed by the parties or their duly authorised representatives on the date first stated above.

EXECUTED for and on behalf of	)
QUOTIENT LIMITED	)
acting by its duly authorised signatory	)

SIGNED by	)
[NAME OF OFFICER]	)